SECURITIES AND EXCHANGE COMMISSION22
                            Washington, D.C.  20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                 Amendment No. 7


                               CONSOL Energy Inc.
            ________________________________________________________
                                (Name of Issuer)


                                  Common Stock
            _______________________________________________________
                        (Title of Class and Securities)

                                   20854P109
            _______________________________________________________

                     (CUSIP Number of Class of Securities)

                               O. Mason Hawkins
                       Chairman of the Board and C.E.O.
                                     and
                             Andrew R. McCarroll
                       Vice President & General Counsel

                      Southeastern Asset Management, Inc.
                        6410 Poplar Avenue, Suite 900
                             Memphis, TN  38119
                               (901) 761-2474
         ___________________________________________________________

         (Name, Address and Telephone Number of Person Authorized to
                     Receive Notices and Communications)


                              November 14, 2017
                  ___________________________________________
                        (Date of Event which Requires
                           Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Sections 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box: [X]









CUSIP No. 20854P109                                             13D
_____________________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
     Southeastern Asset Management, Inc.      I.D. No. 62-0951781
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                              (a)
                                              (b) X
_____________________________________________________________________________
(3)  SEC USE ONLY
_____________________________________________________________________________
(4)  SOURCE OF FUNDS
     00:  Funds of investment advisory clients
_____________________________________________________________________________
(5)  CHECK BOX IF DISCOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]
_____________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Tennessee
_____________________________________________________________________________
                                   : (7) SOLE VOTING POWER
                                   :   (Discretionary Accounts)
NUMBER OF SHARES BENEFICIALLY      :      22,951,752 shares
OWNED BY EACH REPORTING PERSON     __________________________________________
WITH                               : (8) SHARED OR NO VOTING POWER

                                   :      24,379,202 shares (Shared)
                                   :       3,408,910 shares (No Vote)
                                   __________________________________________
                                   : (9) SOLE DISPOSITIVE POWER
                                        (Discretionary Accounts)
                                   :      25,560,662 shares
                                   __________________________________________
                                   : (10) SHARED DISPOSITIVE POWER

                                   :      25,179,202 shares (Shared)
                                   :               0 shares (None)
_____________________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       50,739,864 shares
_____________________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
      CERTAIN SHARES
_____________________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
       22.1 %
_____________________________________________________________________________
(14)  TYPE OF REPORTING PERSON
      IA
_____________________________________________________________________________




CUSIP No. 20854P109                                             13D
_____________________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
 	Longleaf Partners Fund			I.D. No. 63-6147721
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                              (a)
                                              (b) X
_____________________________________________________________________________
(3)  SEC USE ONLY
_____________________________________________________________________________
(4)  SOURCE OF FUNDS
     00:  Funds of investment company shareholders
_____________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEDDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]
_____________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts
_____________________________________________________________________________
                                   : (7) SOLE VOTING POWER

NUMBER OF SHARES BENEFICIALLY      :    None
OWNED BY EACH REPORTING PERSON     __________________________________________
WITH                               : (8) SHARED VOTING POWER

                                   :    11,536,742 shares (Shared)

                                   __________________________________________
                                   : (9) SOLE DISPOSITIVE POWER

                                   :    None
                                   __________________________________________
                                   : (10) SHARED DISPOSITIVE POWER

                                   :    11,536,742 shares (Shared)

_____________________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,536,742 shares
_____________________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
      CERTAIN SHARES
_____________________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
       5.0 %
_____________________________________________________________________________
(14)  TYPE OF REPORTING PERSON
      IV
_____________________________________________________________________________


CUSIP No. 20854P109                                        13D
___________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
 	Longleaf Partners Small-Cap Fund	I.D. No. 62-1376170
___________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                              (a)
                                              (b) X
___________________________________________________________________
(3)  SEC USE ONLY
___________________________________________________________________
(4)  SOURCE OF FUNDS
     OO:  Funds of investment company shareholders
___________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [X]
___________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts
___________________________________________________________________
                                   : (7) SOLE VOTING POWER
                                   :
NUMBER OF SHARES BENEFICIALLY      :   None
OWNED BY EACH REPORTING PERSON     ________________________________
WITH                               : (8) SHARED VOTING POWER

                                   : 	12,285,409 shares

                                   ________________________________
                                   : (9) SOLE DISPOSITIVE POWER
                                   :
                                   :   None
                                   ________________________________
                                   : (10) SHARED DISPOSITIVE POWER
                                   : 	12,285,409 shares

___________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,285,409 shares
___________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
      CERTAIN SHARES
___________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      5.3%
___________________________________________________________________
(14)  TYPE OF REPORTING PERSON
      IV
___________________________________________________________________





CUSIP No.  20854P109                                     13D
_____________________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
     O. Mason Hawkins                         I.D. No. XXX-XX-XXXX
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                              (a)
                                              (b) X
_____________________________________________________________________________
(3)  SEC USE ONLY
_____________________________________________________________________________
(4)  SOURCE OF FUNDS
     00:  None
_____________________________________________________________________________
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)              [ ]
_____________________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Citizen of United States
_____________________________________________________________________________

                                   : (7) SOLE VOTING POWER
                                   :   (Discretionary Accounts)
NUMBER OF SHARES BENEFICIALLY      :    None
OWNED BY EACH REPORTING PERSON     __________________________________________
WITH                               : (8) SHARED VOTING POWER

                                   :    None
                                   __________________________________________
                                   : (9) SOLE DISPOSITIVE POWER

                                   :    None
                                   __________________________________________
                                   : (10) SHARED DISPOSITIVE POWER

                                   :    None
_____________________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None (See Item 3)
_____________________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
      CERTAIN SHARES [ ]
_____________________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      0.0 %
_____________________________________________________________________________
(14)  TYPE OF REPORTING PERSON
      IN
_____________________________________________________________________________



Item 5.  Interest In Securities Of The Issuer

          (a) The aggregate number and percentage of Securities to which this
Schedule 13D relates is 50,739,864 shares of the common stock of the Issuer, constituting approximately 22.1% of the 230,103,982 shares outstanding.

                          Common       % of outstanding
                          Shares         Common Shares
                           Held
___________________________________________________________________
Voting Authority

Sole:                 22,951,752             10.0%
Shared:               24,379,202*            10.6%
None:                  3,408,910              1.5%

Total                 50,739,864             22.1%

 *Consists of shares owned by Longleaf Partners Fund (11,536,742), Longleaf Partners Small-Cap Fund (12,285,409) and Longleaf Partners Global Fund (557,051), each a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940.

Dispositive Authority

Sole:                   25,560,662           11.1%
Shared:                 25,179,202*          11.0%
None:                            0            0.0%

Total                   50,739,864           22.1%

 *Consists of shares owned by Longleaf Partners Fund (11,536,742), Longleaf Partners Small-Cap Fund (12,285,409), and Longleaf Partners Global Fund (557,051), each a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940. Also includes 800,000 shares over which discretion is shared with Additive Advisory and Capital, LLC, an SEC registered investment adviser.

          (b) Southeastern generally has the sole power to dispose of or to direct the disposition of the Securities held for discretionary accounts of its investment clients, and may be granted the sole power to vote or direct the vote of such Securities; such powers may be retained by or shared with the respective clients for shared or non-discretionary accounts. Shares held by any Series of Longleaf Partners Funds Trust are reported in the "shared" category.

          (c) Purchase or sale transactions in the Securities during the past sixty days are disclosed on Schedule II.

          (d) The investment advisory clients of Southeastern have the sole right to receive and, subject to notice, to withdraw the proceeds from the sale of the Securities, and the sole power to direct the receipt of dividends from any of the Securities held for their respective accounts. Such clients may also terminate the investment advisory agreements without penalty upon appropriate notice. Southeastern does not have an economic interest in any of the Securities reported herein.

          (e) Not applicable.



                            Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 16, 2017

                              Southeastern Asset Management, Inc.

                              By   /s/ Andrew R. McCarroll
                              _______________________________________________
                              Andrew R. McCarroll
                              Vice President and General Counsel

                              Longleaf Partners Fund
                              Longleaf Partners Small-Cap Fund
                              By: Southeastern Asset Management, Inc.

                              /s/ Andrew R. McCarroll
                              _______________________________________________
                              Andrew R. McCarroll
                              Vice President & General Counsel

                              O. Mason Hawkins, Individually

                                /s/ O. Mason Hawkins
                              _______________________________________________



                      Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Initial Schedule 13D with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Initial to
Schedule 13D. In evidence thereof, the undersigned hereby execute this Agreement as of November 16, 2017.


                              Southeastern Asset Management, Inc.

                              By   /s/ Andrew R. McCarroll
                              _______________________________________________
                              Andrew R. McCarroll
                              Vice President and General Counsel

                              Longleaf Partners Fund
                              Longleaf Partners Small-Cap Fund
                              By: Southeastern Asset Management, Inc.
                              /s/ Andrew R. McCarroll
                              _______________________________________________
                              Andrew R. McCarroll
                              Vice President & General Counsel

                              O. Mason Hawkins, Individually

                                /s/ O. Mason Hawkins
                              _______________________________________________









                             SCHEDULE II

Transaction Type       Date         # of Shares    Price per Share*

Sale               09/20/17         5,084          16.22
Sale               09/26/17         4,389          16.79
Sale               10/13/17        86,402          15.89
Sale               10/13/17        63,767          15.89
Sale               10/13/17       264,584          15.89
Sale               10/13/17        60,500          15.98
Purchase           10/18/17        81,499          16.00
Purchase           10/18/17       106,346          16.00
Purchase           10/18/17       248,474          16.00
Purchase           10/27/17       131,198          16.07
Purchase           10/27/17        25,638          16.20
Purchase           10/27/17         6,926          16.07
Purchase           10/27/17       102,967          16.07
Purchase           10/27/17        20,121          16.20
Purchase           10/27/17         5,436          16.07
Purchase           10/27/17       109,935          16.07
Purchase           10/27/17        21,483          16.20
Purchase           10/27/17         5,804          16.07
Purchase           11/01/17        37,053          16.54
Purchase           11/10/17         3,000          15.72
Purchase           11/10/17        12,000          15.53
Purchase           11/10/17         1,000          15.72
Purchase           11/10/17         7,000          15.53
Purchase           11/10/17         2,000          15.53
Purchase           11/10/17         3,000          15.72
Purchase           11/10/17        14,000          15.53
Purchase           11/10/17         3,000          15.72
Purchase           11/10/17        17,000          15.53
Purchase           11/10/17         1,000          15.53
Purchase           11/10/17         1,000          15.53
Purchase           11/10/17         1,000          15.53
Purchase           11/10/17         2,000          15.53
Purchase           11/10/17         1,000          15.72
Purchase           11/10/17         2,000          15.53
Purchase           11/10/17         1,000          15.72
Purchase           11/10/17         3,000          15.53
Purchase           11/10/17         6,000          15.72
Purchase           11/10/17        33,000          15.53
Purchase           11/10/17         3,000          15.72
Purchase           11/10/17        12,000          15.53
Purchase           11/10/17         7,000          15.72
Purchase           11/10/17        33,000          15.53
Purchase           11/10/17        12,311          15.72
Purchase           11/10/17        61,000          15.53
Purchase           11/10/17         1,000          15.53
Purchase           11/10/17         1,000          15.72
Purchase           11/10/17         2,000          15.53
Purchase           11/10/17         2,000          15.72
Purchase           11/10/17         9,000          15.53
Purchase           11/10/17         3,000          15.53
Purchase           11/10/17         1,000          15.53
Purchase           11/10/17         1,000          15.72
Purchase           11/10/17         6,000          15.53
Purchase           11/10/17         2,000          15.72
Purchase           11/10/17        10,000          15.53
Purchase           11/10/17         1,000          15.72
Purchase           11/10/17         4,000          15.53
Purchase           11/10/17         2,000          15.53
Purchase           11/13/17         1,500          16.01
Purchase           11/13/17         1,500          16.01
Purchase           11/13/17         1,500          16.01
Purchase           11/13/17         1,500          16.01
Purchase           11/13/17         1,500          15.61
Purchase           11/13/17         1,500          16.01
Purchase           11/13/17         3,000          16.01
Purchase           11/13/17         3,032          16.01
Purchase           11/13/17         1,900          15.61
Purchase           11/13/17         1,500          16.01
Purchase           11/13/17         1,500          16.01
Purchase           11/14/17         7,500          15.69
Purchase           11/14/17         1,500          15.71
Purchase           11/14/17         9,000          15.69
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17         6,000          15.69
Purchase           11/14/17        21,000          15.69
Purchase           11/14/17        25,984          15.71
Purchase           11/14/17         1,500          15.71
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17        15,134          15.71
Purchase           11/14/17         9,000          15.69
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         3,678          15.71
Purchase           11/14/17         6,000          15.69
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17        27,000          15.69
Purchase           11/14/17        27,439          15.71
Purchase           11/14/17         3,000          15.72
Purchase           11/14/17         6,000          15.69
Purchase           11/14/17         1,500          15.71
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17        21,000          15.69
Purchase           11/14/17        34,907          15.71
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17        39,000          15.69
Purchase           11/14/17         4,500          15.72
Purchase           11/14/17        13,500          15.69
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         4,500          15.69
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17           157          15.71
Purchase           11/14/17         6,000          15.69
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17        24,000          15.69
Purchase           11/14/17         3,000          15.72
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         1,846          15.71
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         1,523          15.71
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         2,147          15.71
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         3,326          15.71
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17         4,078          15.71
Purchase           11/14/17         4,500          15.69
Purchase           11/14/17         7,397          15.71
Purchase           11/14/17         6,000          15.69
Purchase           11/14/17        24,000          15.69
Purchase           11/14/17        66,310          15.71
Purchase           11/14/17         1,500          15.71
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         9,000          15.69
Purchase           11/14/17        24,191          15.71
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17        36,000          15.69
Purchase           11/14/17        56,792          15.71
Purchase           11/14/17         1,500          15.71
Purchase           11/14/17         3,000          15.72
Purchase           11/14/17        45,000          15.69
Purchase           11/14/17       124,484          15.71
Purchase           11/14/17         4,500          15.72
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17         1,883          15.71
Purchase           11/14/17         6,000          15.69
Purchase           11/14/17         5,245          15.71
Purchase           11/14/17        15,000          15.69
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17        13,500          15.69
Purchase           11/14/17        19,133          15.71
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         6,734          15.71
Purchase           11/14/17         4,500          15.69
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         1,756          15.71
Purchase           11/14/17         4,500          15.69
Purchase           11/14/17        12,072          15.71
Purchase           11/14/17        10,500          15.69
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17        10,500          15.69
Purchase           11/14/17        19,808          15.71
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17        24,000          15.69
Purchase           11/14/17         1,500          15.71
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17        53,897          15.69
Purchase           11/14/17         1,300          15.71
Purchase           11/14/17         5,774          15.72
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         9,250          15.71
Purchase           11/14/17         6,000          15.69
Purchase           11/14/17         1,500          15.71
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         3,000          15.69
Purchase           11/14/17         4,500          15.69
Purchase           11/14/17         2,707          15.71
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17         1,500          15.69
Purchase           11/14/17        19,500          15.69
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         9,000          15.69
Purchase           11/14/17         1,500          15.72
Purchase           11/14/17         3,000          15.69
Purchase           11/15/17        10,500          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17         9,000          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         6,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17        22,500          15.79
Purchase           11/15/17         7,500          15.95
Purchase           11/15/17         9,000          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17         6,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17        28,500          15.79
Purchase           11/15/17         7,500          15.95
Purchase           11/15/17         7,500          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17        22,500          15.79
Purchase           11/15/17         6,000          15.95
Purchase           11/15/17        40,500          15.79
Purchase           11/15/17        12,000          15.95
Purchase           11/15/17        15,000          15.79
Purchase           11/15/17         4,500          15.95
Purchase           11/15/17         4,500          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         6,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17        25,500          15.79
Purchase           11/15/17         7,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         6,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17        27,000          15.79
Purchase           11/15/17         7,500          15.95
Purchase           11/15/17        10,500          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17        39,000          15.79
Purchase           11/15/17        12,000          15.95
Purchase           11/15/17        45,000          15.79
Purchase           11/15/17        13,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         6,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17        15,000          15.79
Purchase           11/15/17         4,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17        12,000          15.79
Purchase           11/15/17         4,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17        10,500          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17        12,000          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17        27,000          15.79
Purchase           11/15/17         7,500          15.95
Purchase           11/15/17        57,070          15.79
Purchase           11/15/17        16,528          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17         7,500          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.95
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         3,000          15.79
Purchase           11/15/17         1,500          15.79
Purchase           11/15/17        19,500          15.79
Purchase           11/15/17         6,000          15.95
Purchase           11/15/17        10,500          15.79
Purchase           11/15/17         3,000          15.95
Purchase           11/15/17         3,000          15.79





Sales and Purchases by Southeastern clients in the ordinary course of business on the New York Stock Exchange or through Electronic Communication Networks (ECNs). Southeastern does not have a "pecuniary interest" as defined by Securities Exchange Act of 1934 Rule 16a-1 with respect to its client's holdings and no single client owns over 10% of the Issuer's Securities. In addition to the above transactions, on September 21, 2017, clients of Southeastern removed 1,182,960 shares from Southeastern's discretion.


*Exclusive of commissions.


1

SCHEDULE 13D - CONSOL Energy Inc. ("Issuer")

14